Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports 29% Year-Over-Year Revenue Growth

for Fourth-Quarter of Fiscal 2011

Company Reports Record Quarterly Revenues, Non-GAAP Operating Income and Backlog;

30% Increase in Oscilloscope Orders Drive Growth Across All Geographies

CHESTNUT RIDGE, NY, AUGUST 16, 2011 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fiscal fourth quarter and year ended July 2, 2011.

The highlights of the Company’s year-over-year (“YOY”) financial performance for the fourth quarter of fiscal 2011 are as follows:

(In millions, except per share data, percentages and bps)	Q4 FY11 GAAP	Q4 FY10 GAAP	Q4 FY11 non-GAAP*	Q4 FY10 non-GAAP*	YOY Change non-GAAP*

Revenue	$47.5	$36.8	$47.5	$36.8	29%
Gross Margin	61.9%	59.7%	62.1%	59.8%	230	bps
Operating Income	$6.3	$2.8	$7.5	$3.6	110%
Operating Margin	13.2%	7.7%	15.7%	9.7%	600	bps
Net Income	$3.6	$0.2	$5.2	$1.4	280%
Net Income Per Diluted Share	$0.21	$0.01	$0.31	$0.11	182%

*	A presentation of, and a reconciliation of, non-GAAP financial measures with the most directly comparable GAAP measures, if different, can be found in the financial tables below.

Comments on the Quarter

“LeCroy ended fiscal year 2011 – the best in the Company’s history – with a record quarter for revenues, non-GAAP operating income and backlog,” said President and Chief Executive Officer Tom Reslewic. “Fourth-quarter revenues of $47.5 million, which were up 29% year over year and exceeded our top-line expectations, marked our ninth consecutive quarter of sequential revenue growth. Oscilloscope orders were strong in all geographies, particularly in China. A 600 basis point year-over-year improvement in non-GAAP operating margins to 15.7% demonstrates our success in carefully tracking expenses while investing in the future of our business.”

“Oscilloscope orders were up 30% year-over-year, driven by continued demand for our industry-leading high-speed products, including the 45 GHz WaveMaster 845 Zi-A, the 12-bit

WaveRunner 6 Zi, and LabMaster 9 Zi-A — the world’s highest bandwidth and highest channel count oscilloscope system, as well as our popular mid-range scopes,” said Reslewic.

GAAP operating income for the fourth quarter of 2011 includes a $1.1 million non-cash share-based compensation charge of which approximately $0.7 million is attributable to stock appreciation rights (“SARs”). Accounting for SARs requires the recording of an expense or income to the consolidated statements of operations depending on whether the Company’s stock price increased or decreased, respectively.

Yesterday, LeCroy filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. Although the Company has no specific plans to raise capital at this time, the registration statement provides LeCroy with greater financial flexibility.

Also, as previously announced, last week LeCroy reached an agreement with its lending partners, RBS Citizens Bank and M&T Bank, to establish a new $75 million revolving line of credit with an additional $15 million “accordion” provision, through August 8, 2016, replacing the Company’s former $50 million credit facility. The new credit agreement provides additional liquidity for the Company, including the flexibility to retire its outstanding convertible bonds.

Outlook and Guidance

“We are confident in our prospects for continued growth as we enter fiscal 2012 given our steady order momentum and record backlog of $12.4 million at the close of fiscal 2011,” said Reslewic. “LeCroy’s robust pipeline of new and innovative products is in sync with the strong demand environment for higher-speed data transport systems and networks solutions. At the same time, we plan to strategically increase our investment in product development as well as our order generation capacity to capitalize on significant opportunities in our markets while maintaining a strict focus on cost control throughout the organization.”

“For the first quarter of fiscal 2012, we currently expect to report revenues of approximately $47.5 million, non-GAAP operating margin of approximately 14% to 15%, and non-GAAP net income in the range of $0.23 to $0.26 per diluted share. For the full fiscal year 2012, we currently expect revenues of $195 million to $200 million, non-GAAP operating margin between 15% and 16%, and non-GAAP net income in the range of $1.15 to $1.20 per diluted share,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, Tuesday, August 16, 2011 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investors” section of LeCroy’s website at www.lecroy.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for approximately one year.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 47-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” - capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Basis of Presentation

The Company’s fiscal years end on the Saturday closest to June 30, resulting in an additional week of results every five or six years. The fiscal year ended July 2, 2011 represented a 52-week period, while the fiscal year ended July 3, 2010 represented a 53-week period.

The consolidated balance sheet as of July 3, 2010 reflects a correction of approximately $0.9 million to properly classify the deferred tax asset related to the Company’s stock appreciation rights (“SARs”). The Company’s SARs are liability classified awards and are reflected on the consolidated balance sheet as current liabilities. Therefore, the deferred tax asset associated with these awards, which was previously classified as non-current as of July 3, 2010, has been reclassified from Other non-current assets to Other current assets to follow the current classification of the underlying award.

Safe Harbor

This release contains forward-looking statements, including those pertaining, but not limited to expectations regarding: LeCroy’s confidence in its prospects for continued growth and steady order momentum with record backlog, its robust pipeline of new and innovative products, the strong demand environment for higher-speed data transport systems and networks solutions, its plan to strategically invest in product development and order generation capacity to capitalize on significant opportunities in its markets, while maintaining a strict focus on cost control throughout the organization, and its expectations for first quarter and full year fiscal 2012 revenues, non-GAAP operating margin and non-GAAP earnings per share.

Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, adverse changes in general economic or political conditions in any of the major countries in which LeCroy does business; volume and timing of orders received; changes in the mix of products sold; competitive pricing pressure; the availability and timing of funding for the Company’s current products; delays in development or shipment of LeCroy’s new products or existing products; introduction of new products by existing and new competitors; failure to successfully manage transitions to new markets; failure to anticipate and develop new products and services in response to changes in demand; failure to obtain and maintain cost reductions; difficulty in predicting revenue from new products; disputes and litigation; inability to protect LeCroy’s intellectual property from third-party infringers; failure to manage LeCroy’s sales and distribution channels effectively; disruption of LeCroy’s business due to catastrophic events; risks associated with international operations; fluctuations in foreign currency exchange rates; changes in, or interpretations of, accounting principles; inventory write-down; impairment of long-lived assets; valuation of deferred tax assets; unanticipated changes in, or interpretations of, tax rules and regulations; LeCroy’s inability to attract and retain key personnel; and interruptions or terminations in LeCroy’s relationships with turnkey assemblers.

For further discussion of these and other risks and uncertainties, individuals should refer to LeCroy’s SEC filings, which are available at the Company’s website www.lecroy.com. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in LeCroy’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, which the Company expects to file in September 2011.

LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

The non-GAAP results are a supplement to the financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain non-cash charges. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance.

We define non-GAAP gross profit as gross profit as reported under GAAP plus non-cash charges for share-based compensation costs included in cost of revenues. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income reported under GAAP plus primarily non-cash charges for share-based compensation costs, business realignment charges and acquisition costs related to the Bogatin Enterprises, L.L.C. transaction. A portion of our stock-based compensation expense was the result of SAR exercises for cash. Non-GAAP operating income is not a substitute for GAAP operating income.

GAAP net income for the fiscal year 2011 includes an approximate $0.5 million loss on the extinguishment of convertible notes. Accounting for the extinguishment of convertible notes requires the application of derecognition guidance where upon repurchase, the fair value of the liability component immediately prior to extinguishment is measured first and the difference between the fair value of the aggregate consideration paid and the fair value of the liability component is attributed to the reacquisition of the equity component. The derecognition guidance results in a loss or gain in the consolidated statement of operations that differs from the cash loss or gain, which is measured as the difference between the cash paid and the principal amount repurchased. The after-tax impact resulting from the difference between the cash loss and the accounting loss is approximately $0.2 million.

We define non-GAAP net income as net income (loss) reported under GAAP plus primarily non-cash charges for share-based compensation costs, business realignment charges, acquisition costs related to the Bogatin Enterprises, L.L.C. transaction, non-cash amortization of debt discount and non-cash loss on extinguishment of convertible notes, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 35% and 24% on a year-to-date basis, adjusted for tax return filing true-ups and reserve adjustments, for each of the full fiscal 2010 and 2011 years, respectively. Non-GAAP net income is not a substitute for GAAP net income (loss).

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, calculated consistent with GAAP, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income (loss) per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of, our non-GAAP financial measures with the most directly comparable GAAP measures are included in the accompanying financial data. By definition, non-GAAP measures do not give a full understanding of LeCroy; therefore, to be truly valuable, they must be used in conjunction with the GAAP measures. We strongly encourage investors to review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended		Year Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
In thousands, except per share data	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

Revenues:
Test and measurement products	$44,052	$34,292	$166,108	$119,633
Service and other	3,465	2,462	11,992	9,703

Total revenues	47,517	36,754	178,100	129,336

Cost of revenues:
Share-based compensation	82	46	538	237
Other costs of revenues	18,015	14,775	68,671	53,240

	18,097	14,821	69,209	53,477

Gross profit	29,420	21,933	108,891	75,859

Operating expenses:
Selling, general and administrative:
Share-based compensation	679	368	12,979	3,063
Other selling, general and administrative expenses	13,141	10,938	49,416	39,202

	13,820	11,306	62,395	42,265

Research and development:
Share-based compensation	305	223	2,378	1,072
Other research and development expenses	9,025	7,579	34,411	26,920

	9,330	7,802	36,789	27,992

Total operating expenses	23,150	19,108	99,184	70,257

Operating income	6,270	2,825	9,707	5,602

Other income (expense):
(Loss) gain on extinguishment of convertible debt, net of issue cost write-off	—	—	(532)	761
Interest income	20	1	55	32
Interest expense	(479)	(689)	(2,380)	(3,112)
Amortization of debt discount on convertible notes	(433)	(534)	(1,946)	(2,287)
Other, net	(174)	(282)	(815)	(443)

Other expense, net	(1,066)	(1,504)	(5,618)	(5,049)

Income before income taxes	5,204	1,321	4,089	553
Provision for income taxes	1,617	1,145	972	810

Net income (loss)	$3,587	$176	$3,117	$(257)

Net income (loss) per common share
Basic	$0.22	$0.01	$0.21	$(0.02)
Diluted	$0.21	$0.01	$0.20	$(0.02)

Weighted average number of common shares:
Basic	16,328	12,584	14,909	12,425
Diluted	17,024	12,851	15,538	12,425

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	July 2,	July 3,
In thousands	2011	2010 *

ASSETS
Current assets:
Cash and cash equivalents	$5,488	$7,822
Accounts receivable, net	31,562	26,840
Inventories, net	48,248	30,308
Other current assets	13,329	9,654

Total current assets	98,627	74,624

Property and equipment, net	26,334	20,806
Intangible assets, net	499	409
Other non-current assets	4,733	6,815

TOTAL ASSETS	$130,193	$102,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,896	$13,649
Accrued expenses and other current liabilities	24,728	12,327
Convertible notes, net of unamortized discount of $553 and $0, respectively	29,097	—

	71,721	25,976

Long-term bank debt	—	17,000
Convertible notes, net of unamortized discount of $0 and $3,044, respectively	—	36,606
Deferred revenue and other non-current liabilities	3,968	3,296

Total liabilities	75,689	82,878

Stockholders’ equity	54,504	19,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$130,193	$102,654

*	Certain reclassifications have been made to conform to the current year presentation.

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Quarter Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
In thousands	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP gross profit, as reported	$29,420	$21,933	$108,891	$75,859

Share-based compensation	82	46	538	237

Non GAAP gross profit	$29,502	$21,979	$109,429	$76,096

	Quarter Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
In thousands	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP operating income, as reported	$6,270	$2,825	$9,707	$5,602

Share-based compensation	1,066	637	15,895	4,373
Business realignment charges	92	93	148	414
Acquisition costs	37	—	37	—

Non GAAP operating income	$7,465	$3,555	$25,787	$10,389

	Quarter Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
In thousands	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

GAAP net income (loss), as reported	$3,587	$176	$3,117	$(257)

After-tax effect of Non GAAP adjustments:
Share-based compensation	1,159	737	12,134	3,464
Business realignment charges	75	88	113	295
Acquisition costs	28	—	28	—
Non-cash amortization of debt discount on convertible notes	373	372	1,484	1,475
Non-cash loss on extinguishment of convertible notes	—	—	201	—

Non GAAP net income	$5,222	$1,373	$17,077	$4,977

	Quarter Ended		Year Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
In thousands, except per share data	(13 weeks)	(13 weeks)	(52 weeks)	(53 weeks)

Net income (loss) per common share
Diluted, as reported	$0.21	$0.01	$0.20	$(0.02)
Diluted, non GAAP	$0.31	$0.11	$1.10	$0.39

Weighted average number of common shares:
Diluted, as reported	17,024	12,851	15,538	12,425
Diluted, non GAAP	17,024	12,851	15,538	12,641